Exhibit 99.1

Apergy Reports First Quarter 2019 Results

•	Revenue of $302 million in Q1-19, up 7% year-over-year

•	Net income of $22 million and adjusted net income of $25 million in Q1-19

•	Diluted EPS of $0.29 and adjusted diluted EPS of $0.32 in Q1-19

•	Adjusted EBITDA of $72 million in Q1-19, up 14% year-over-year with adjusted EBITDA margins improving 150 basis points to 24%

•	Repaid $25 million of term loan debt in Q1-19, bringing total repaid to $70 million since May 2018

THE WOODLANDS, TX, April 30, 2019 - Apergy Corporation (“Apergy”) (NYSE: APY) today reported net income of $22.3 million in the first quarter of 2019, compared to net income of $24.1 million in the first quarter of 2018. Adjusted net income was $24.9 million in the first quarter of 2019, compared to adjusted net income of $26.2 million in the first quarter of 2018. Results from the first quarter of 2018 do not include all of the expenses that would have been incurred had Apergy been a stand-alone public company during the period, including interest expense and additional corporate costs, partially offset by the elimination of royalty expense.

Diluted earnings per share was $0.29 in the first quarter of 2019. Adjusted diluted earnings per share, excluding restructuring and spin-off activities, was $0.32 in the first quarter of 2019.

Revenue was $301.7 million in the first quarter of 2019, an increase of $18.6 million, or 7%, compared to $283.1 million in the first quarter of 2018, and a decrease of $9.5 million, or 3%, compared to $311.2 million in the fourth quarter of 2018.

Adjusted EBITDA was $72.5 million in the first quarter of 2019, an increase of $8.7 million, or 14%, compared to $63.8 million in the first quarter of 2018, and a decrease of $5.3 million, or 7%, compared to $77.8 million in the fourth quarter of 2018. Adjusted EBITDA margin was 24.0% in the first quarter of 2019, an increase of 150 basis points year-over-year. Compared to the first quarter of 2018, the first quarter of 2019 includes an additional $2.1 million of corporate costs associated with Apergy becoming a stand-alone public company.

Cash from operating activities was $19.9 million in the first quarter of 2019, compared to $7.6 million in the first quarter of 2018, and $70.9 million in the fourth quarter of 2018. In the first quarter of 2019, Apergy used available cash to repay $25 million of term loan debt. Since the completion of the spin-off on May 9, 2018, Apergy has repaid $70 million of term loan debt.

	Three Months Ended				Variance
(dollars in thousands, except per share amounts)	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018		Sequential	Year-over-year
Revenue	$301,691	$311,202	$283,126		(3)%	7%

Net income attributable to Apergy	$22,287	$22,571	$24,052	*	(1)%	(7)%
Diluted earnings per share attributable to Apergy	$0.29	$0.29	$0.31	*	—%	(6)%

Adjusted net income attributable to Apergy	$24,896	$27,896	$26,156	*	(11)%	(5)%
Adjusted diluted earnings per share attributable to Apergy	$0.32	$0.36	$0.34	*	(11)%	(6)%

Adjusted EBITDA	$72,458	$77,759	$63,808		(7)%	14%
Adjusted EBITDA margin	24.0%	25.0%	22.5%		(100) bps	150 bps

Net cash provided by operating activities	$19,910	$70,868	$7,565		$(50,958)	$12,345
Capital expenditures	$9,718	$15,035	$12,851		$(5,317)	$(3,133)
* Results from the three months ended March 31, 2018 do not include all of the expenses that would have been incurred had Apergy been a stand-alone public company during the period.

“We executed well in the first quarter and delivered solid financial results,” said Sivasankaran “Soma” Somasundaram, President and Chief Executive Officer. “During the quarter, market activity progressed as we expected with a seasonally slower start in January followed by progressively improving activity for the remainder of the quarter.

“On a year-over-year basis, Production & Automation Technologies first quarter revenue increased 5%, primarily driven by our customer service focused ESP offering, international artificial lift platform, and cutting edge digital products. After the year-end 2018 slowdown in customer spending, ESP installations accelerated throughout the first quarter resulting in significantly more installations in March compared to January. Compared to the year ago period, Drilling Technologies revenue increased 12%, significantly outpacing the growth in worldwide average rig count of 2%. Growth in this segment was propelled by our technologically advanced polycrystalline diamond cutters and diamond bearings. Apergy’s revenue outside of North America increased 25% year-over-year, primarily driven by strong artificial lift activity in the Middle East and international diamond bearings shipments.

“Our cash from operating activities more than doubled to $20 million in the first quarter of 2019, from $8 million in the year ago period. Consistent with previous years, we expect cash from operating activities to increase throughout the year as we recover the first quarter build in adjusted working capital. In-line with our capital allocation priorities, we continued to make progress on deleveraging our balance sheet and repaid $25 million of term loan debt, bringing the total repaid since our spin-off to $70 million.

“We have started the year well. As we look into the second quarter of 2019, we expect modest sequential growth in revenue and adjusted EBITDA driven by growth in our artificial lift and digital products, partially offset by lower adjusted segment EBITDA and margin percent in Drilling Technologies due to the seasonally lower rig count in Canada, which is expected to recover in the third quarter. From an industry perspective, in the second half of 2019, we expect activity levels to remain constructive supported by the continued strength in oil gas prices. We believe that our production-oriented artificial lift, high value digital, and differentiated drilling products are positioned to deliver another year of positive results.”

	Three Months Ended			Variance
(dollars in thousands)	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018	Sequential	Year-over-year
Production & Automation Technologies
Revenue	$224,156	$235,364	$213,895	(5)%	5%
Operating profit	$16,163	$18,646	$9,872	(13)%	64%
Operating profit margin	7.2%	7.9%	4.6%	(70) bps	260 bps
Adjusted segment EBITDA	$46,098	$50,469	$39,389	(9)%	17%
Adjusted segment EBITDA margin	20.6%	21.4%	18.4%	(80) bps	220 bps

Drilling Technologies
Revenue	$77,535	$75,838	$69,231	2%	12%
Operating profit	$26,806	$26,882	$24,189	—%	11%
Operating profit margin	34.6%	35.4%	34.9%	(80) bps	(30) bps
Adjusted segment EBITDA	$29,315	$29,540	$27,056	(1)%	8%
Adjusted segment EBITDA margin	37.8%	39.0%	39.1%	(120) bps	(130) bps

Production & Automation Technologies

In the first quarter of 2019, Production & Automation Technologies revenue increased $10.3 million, or 5%, year-over-year primarily driven by strong growth in our electric submersible pump (“ESP”) and digital products. Revenue from digital products was $31.3 million in the first quarter of 2019, an increase of $6.9 million, or 28%, compared to $24.4 million in the first quarter of 2018. Segment operating profit increased $6.3 million, or 64%, and adjusted segment EBITDA increased $6.7 million, or 17%, year-over-year, primarily driven by revenue growth and strong cost discipline. Adjusted segment EBITDA margin expanded to 20.6% in the first quarter of 2019 from 18.4% in the prior year period.

On a sequential basis, revenue decreased $11.2 million, or 5%, due to the expected slower seasonal start in January. Segment operating profit decreased $2.5 million, or 13%, and adjusted segment EBITDA decreased $4.4 million, or 9%, sequentially due to the lower volume in the quarter.

Drilling Technologies

In the first quarter of 2019, Drilling Technologies revenue increased $8.3 million, or 12%, year-over-year as a result of increased worldwide average rig count and continued diamond bearings growth. The year-over-year growth in the average worldwide rig count was 2%. Year-over-year, segment operating profit increased $2.6 million, or 11%, and adjusted segment EBITDA increased by $2.3 million, or 8%, as a result of the increased volume and productivity initiatives partially offset by product mix, higher input costs, including tariffs, and additional allocated corporate expenses associated with Apergy becoming a stand-alone public company.

On a sequential basis, revenue increased by $1.7 million, or 2%, outpacing the flat worldwide average rig count. Segment operating profit decreased $0.1 million and adjusted segment EBITDA decreased by $0.2 million, or 1%, as product mix, higher input costs, and a challenging pricing environment offset the increased revenue.

Q2-19 Guidance

Apergy is providing guidance for Q2-19 as follows:

Three Months Ended June 30, 2019
Consolidated revenue	$305 to $315 million
Adjusted EBITDA	$72 to $76 million
Depreciation & amortization expense	~$30 million
Interest expense	~$10 million
Effective tax rate	23% to 25%

For full year 2019, we expect our capital expenditures to be:

•	Infrastructure related capital expenditures equal to 2.5% of revenue; plus

•	Capital expenditure portion for leased ESP investment between $20 and $25 million

Other Business Updates

•	U.S. rod lift revenue grew mid-single digit percent for the twelve months ended March 31, 2019

•	Installed BloodhoundTM gas lift optimization software on 25 wells in the U.S.

•	Over $9 million in new orders for artificial lift systems in the first quarter from international operators

•	Completed 9 artificial lift academy classes with over 250 industry attendees

•	Launched second generation memory tool for downhole pressure and temperature monitoring with improved reliability and decreased power requirements resulting in lower customer total cost of ownership

•	Deployed SpotlightTM for Compressors in midstream and downstream operations for major integrated operator

•	Thirteen patents were issued to Drilling Technologies in the first quarter of 2019

•	Signed a ~40,000 square foot lease to expand manufacturing capacity for growing diamond bearings demand

•
Consistent with our capital allocation policy, we have executed a non-binding expression of interest with a reputable company to divest our pressure vessel fabrication business, as it is not core to our portfolio. The business represents about 2% of Production & Automation Technologies revenue

Conference Call Details

Apergy Corporation will host a conference call on Wednesday, May 1, 2019, to discuss its first quarter 2019 financial results. The call will begin at 10:00 a.m. Eastern Time. Presentation materials that supplement the conference call are available on Apergy’s website at www.investors.apergy.com.

To listen to the call via a live webcast, please visit Apergy’s website at www.apergy.com. The call will also be available by dialing 1-888-424-8151 in the United States and Canada or 1-847-585-4422 for international calls. Please call approximately 15 minutes prior to the scheduled start time and reference Apergy conference call number 6051 007.

A replay of the conference call will be available on Apergy’s website. Also, a replay may be accessed by dialing 1-888-843-7419 in the United States and Canada, or 1-630-652-3042 for international calls. The access code is 6051 007#.

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Basis of Presentation

For periods prior to May 9, 2018 (the “Separation”), our results of operations, financial position and cash flows are derived from the consolidated financial statements and accounting records of Dover Corporation (“Dover”) and reflect the combined historical results of operations, financial position and cash flows of certain Dover entities conducting its upstream oil and gas energy business within Dover’s Energy segment, including an allocated portion of Dover’s corporate costs. Our financial statements have been presented as if such businesses had been combined for all periods prior to the Separation. These pre-Separation combined financial statements may not include all of the actual expenses that would have been incurred had we been a stand-alone public company during the periods presented prior to the Separation, and consequently may not reflect our results of operations, financial position and cash flows had we been a stand-alone public company during the periods presented prior to the Separation. All financial information presented after the Separation represents the consolidated results of operations, financial position and cash flows of Apergy.

About Non-GAAP Measures

This release presents information about Apergy’s adjusted EBITDA, adjusted EBITDA margin, adjusted segment EBITDA, adjusted segment EBITDA margin, adjusted net income attributable to Apergy, and adjusted diluted earnings per share attributable to Apergy, which are non-GAAP financial measures made available as a supplement, and not an alternative, to the results provided in accordance with generally accepted accounting principles in the United States of America (“GAAP”). See Reconciliations of GAAP to Non-GAAP Financial Measures included in the accompanying financial tables for the reconciliation of each non-GAAP financial measure to its most directly comparable financial measure in accordance with GAAP.

Adjusted EBITDA and adjusted segment EBITDA are defined as, or as a result of, net income excluding income taxes, interest income and expense, depreciation and amortization expense, separation and supplemental benefit costs associated with the spinoff from Dover Corporation, royalty expense incurred only prior to the spinoff, and restructuring and other related charges. Adjusted EBITDA margin and adjusted segment EBITDA margin are defined as adjusted EBITDA and adjusted segment EBITDA, respectively, divided by revenue.

Adjusted net income attributable to Apergy and adjusted diluted earnings per share attributable to Apergy are defined as net income attributable to Apergy and earnings per share attributable to Apergy, respectively, excluding separation and supplemental benefit costs associated with the spinoff from Dover Corporation, royalty expense incurred only prior to the spinoff, and restructuring and other related charges.

Adjusted working capital is defined as accounts receivable, plus inventory, less accounts payable. We believe adjusted working capital provides a meaningful measure of our operational results by showing changes caused by revenue or our operational initiatives.

References to net income, diluted earnings per share, adjusted net income and adjusted diluted earnings per share are exclusive of our non-controlling interests.

This press release also contains certain forward-looking non-GAAP financial measures, including adjusted EBITDA. Due to the forward-looking nature of the aforementioned non-GAAP financial measure, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as net income. Accordingly, we are unable to present a quantitative reconciliation of such forward looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant. Management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating Apergy’s overall financial performance.

These non-GAAP financial measures are included to help facilitate comparisons of Apergy’s operating performance across periods by excluding items that do not reflect the core operating results of our businesses. As such, Apergy’s management believes making available non-GAAP financial measures as a supplemental measurement to investors is useful because it allows investors to evaluate Apergy's performance using the same methodology and information used by Apergy management.

About Apergy

Apergy is a leading provider of highly engineered equipment and technologies that help companies drill for and produce oil and gas safely and efficiently around the world. Apergy's products provide efficient functioning throughout the lifecycle of a well - from drilling to completion to production. Apergy’s Production & Automation Technologies offerings consist of artificial lift equipment and solutions, including rod pumping systems, electric submersible pump systems, progressive cavity pumps and drive systems and plunger lifts, as well as a full automation and digital offering consisting of equipment and software for Industrial Internet of Things (“IIoT”) solutions for downhole monitoring, wellsite productivity enhancement, and asset integrity management. Apergy’s Drilling Technologies offering provides market leading polycrystalline diamond cutters and bearings that result in cost effective and efficient drilling. To learn more about Apergy, visit our website at http://www.apergy.com.

Forward-Looking Statements

This news release contains statements relating to future actions and results, which are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, Apergy's market position and growth opportunities.  Forward-looking statements include, but are not limited to, statements related to Apergy’s expectations regarding the performance of the business, financial results, liquidity and capital resources of Apergy, the effects of competition, and the effects of future legislation or regulations and other non-historical statements. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, tax and regulatory matters; and changes in economic, competitive, strategic, technological, regulatory or other factors that affect the operation of Apergy's businesses. You are encouraged to refer to the documents that Apergy files from time to time with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” in Apergy’s Annual Report on Form 10-K for the year ended December 31, 2018, and in Apergy’s other filings with the SEC, for a discussion of these and other risks and uncertainties. Readers are cautioned not to place undue reliance on Apergy’s forward-looking statements. Forward-looking statements speak only as of the day they are made and Apergy undertakes no obligation to update any forward-looking statement, except as required by applicable law.

Investor Contact: David Skipper
david.skipper@apergy.com
713-230-8031

Media Contact: John Breed
john.breed@apergy.com
281-403-5751

APERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(in thousands, except per share amounts)	2019	2018	2018
Revenue	$301,691	$311,202	$283,126
Cost of goods and services	196,142	205,931	189,511
Gross profit	105,549	105,271	93,615
Selling, general and administrative expense	65,347	68,057	59,739
Interest expense, net	10,474	10,625	166
Other expense (income), net	1,090	(778)	2,452
Income before income taxes	28,638	27,367	31,258
Provision for income taxes	6,069	4,637	7,064
Net income	22,569	22,730	24,194
Net income attributable to noncontrolling interest	282	159	142
Net income attributable to Apergy	$22,287	$22,571	$24,052

Earnings per share attributable to Apergy:
Basic	$0.29	$0.29	$0.31
Diluted	$0.29	$0.29	$0.31

Weighted-average shares outstanding:
Basic	77,363	77,347	77,340
Diluted	77,640	77,546	77,890

APERGY CORPORATION
BUSINESS SEGMENT DATA
(UNAUDITED)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(in thousands)	2019	2018	2018
Segment revenue:
Production & Automation Technologies	$224,156	$235,364	$213,895
Drilling Technologies	77,535	75,838	69,231
Total revenue	$301,691	$311,202	$283,126

Income before income taxes:
Segment operating profit:
Production & Automation Technologies	$16,163	$18,646	$9,872
Drilling Technologies	26,806	26,882	24,189
Total segment operating profit	42,969	45,528	34,061
Corporate expense and other (1)	3,857	7,536	2,637
Interest expense, net	10,474	10,625	166
Income before income taxes	$28,638	$27,367	$31,258

Bookings:
Production & Automation Technologies	$219,465	$233,178	$216,934
Book-to-bill ratio (2)	0.98	0.99	1.01
Drilling Technologies	$78,586	$78,005	$69,184
Book-to-bill ratio (2)	1.01	1.03	1.00
_______________________

(1)
Corporate expense and other includes costs not directly attributable to our reporting segments such as corporate executive management and other administrative functions, costs related to our separation from Dover Corporation and the results attributable to our noncontrolling interest.

(2)	The book-to-bill ratio compares the dollar value of orders received (bookings) relative to revenue realized during the period.

APERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	March 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$28,354	$41,832
Receivables, net	258,650	249,948
Inventories, net	232,933	218,319
Prepaid expenses and other current assets	17,861	20,211
Total current assets	537,798	530,310

Property, plant and equipment, net	244,886	244,328
Goodwill	905,255	904,985
Intangible assets, net	270,739	283,688
Other non-current assets	29,931	8,445
Total assets	1,988,609	1,971,756

Liabilities
Accounts payable	124,100	131,058
Other current liabilities	88,173	70,937
Total current liabilities	212,273	201,995

Long-term debt	637,647	666,108
Other long-term liabilities	133,486	122,126
Equity
Apergy Corporation stockholders’ equity	1,002,449	979,069
Noncontrolling interest	2,754	2,458
Total liabilities and equity	$1,988,609	$1,971,756

APERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2019	2018
Cash provided (required) by operating activities:
Net income	$22,569	$24,194
Depreciation	17,080	16,969
Amortization	12,844	12,656
Receivables	(8,462)	(25,388)
Inventories	(2,229)	(9,703)
Accounts payable	(6,279)	9,452
Other	(15,613)	(20,615)
Net cash provided by operating activities	19,910	7,565

Cash provided (required) by investing activities:
Capital expenditures	(9,718)	(12,851)
Proceeds from sale of fixed assets	2,475	205
Purchase price adjustments on acquisition	—	53
Net cash required by investing activities	(7,243)	(12,593)

Cash provided (required) by financing activities:
Repayment of long-term debt	(25,000)	—
Distributions to Dover Corporation, net	—	(814)
Payments of finance lease obligations	(1,234)	(1,050)
Net cash required by financing activities	(26,234)	(1,864)

Effect of exchange rate changes on cash and cash equivalents	89	302

Net decrease in cash and cash equivalents	(13,478)	(6,590)
Cash and cash equivalents at beginning of period	41,832	23,712
Cash and cash equivalents at end of period	$28,354	$17,122

APERGY CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(in thousands)	2019	2018	2018
Net income attributable to Apergy	$22,287	$22,571	$24,052
Pre-tax adjustments:
Separation and supplemental benefit costs (1)	780	5,109	—
Royalty expense (2)	—	—	2,277
Restructuring and other related charges	2,642	1,874	482
Tax impact of adjustments (3)	(813)	(1,658)	(655)
Adjusted net income attributable to Apergy	24,896	27,896	26,156
Tax impact of adjustments (3)	813	1,658	655
Net income attributable to noncontrolling interest	282	159	142
Depreciation and amortization	29,924	32,784	29,625
Provision for income taxes	6,069	4,637	7,064
Interest expense, net	10,474	10,625	166
Adjusted EBITDA	$72,458	$77,759	$63,808

Diluted earnings per share attributable to Apergy:
Reported	$0.29	$0.29	$0.31
Adjusted	$0.32	$0.36	$0.34
_______________________

(1)
Separation and supplemental benefit costs primarily relate to separation costs, which will substantially decrease in 2019, and to a lesser extent, supplemental benefits costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

(2)	Patents and other intangible assets related to our business were conveyed by Dover Corporation to Apergy on April 1, 2018. No royalty charges were incurred after March 31, 2018.

(3)	We generally tax effect adjustments using a combined federal and state statutory income tax rate of approximately 24 percent.

	Three months ended
	March 31, 2019
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$224,156	$77,535	$—	$301,691

Operating profit (loss) / income before income taxes, as reported	$16,163	$26,806	$(14,331)	$28,638
Depreciation and amortization	27,293	2,509	122	29,924
Separation and supplemental benefit costs (1)	—	—	780	780
Restructuring and other related charges	2,642	—	—	2,642
Interest expense, net	—	—	10,474	10,474
Adjusted EBITDA	$46,098	$29,315	$(2,955)	$72,458

Operating profit margin, as reported	7.2%	34.6%		9.5%
Adjusted EBITDA margin	20.6%	37.8%		24.0%
_______________________

(1)
Separation and supplemental benefit costs primarily relate to separation costs, which will substantially decrease in 2019, and to a lesser extent, supplemental benefits costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

	Three months ended
	December 31, 2018
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$235,364	$75,838	$—	$311,202

Operating profit (loss) / income before income taxes, as reported	$18,646	$26,882	$(18,161)	$27,367
Depreciation and amortization	29,949	2,658	177	32,784
Separation and supplemental benefit costs (1)	—	—	5,109	5,109
Restructuring and other related charges	1,874	—	—	1,874
Interest expense, net	—	—	10,625	10,625
Adjusted EBITDA	$50,469	$29,540	$(2,250)	$77,759

Operating profit margin, as reported	7.9%	35.4%		8.8%
Adjusted EBITDA margin	21.4%	39.0%		25.0%
_______________________

(1)
Separation and supplemental benefit costs primarily relate to separation costs, which will substantially decrease in 2019, and to a lesser extent, supplemental benefits costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

	Three months ended
	March 31, 2018
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$213,895	$69,231	$—	$283,126

Operating profit (loss) / income before income taxes, as reported	$9,872	$24,189	$(2,803)	$31,258
Depreciation and amortization	26,758	2,867	—	29,625
Royalty expense (1)	2,277	—	—	2,277
Restructuring and other related charges	482	—	—	482
Interest expense, net	—	—	166	166
Adjusted EBITDA	$39,389	$27,056	$(2,637)	$63,808

Operating profit margin, as reported	4.6%	34.9%		11.0%
Adjusted EBITDA margin	18.4%	39.1%		22.5%
_______________________

(1)	Royalty expense represents charges for the right to use of Dover Corporation patents and other intangible assets.

Adjusted Working Capital

(in thousands)	March 31, 2019	December 31, 2018
Receivables, net	$258,650	$249,948
Inventories, net	232,933	218,319
Accounts payable	(124,100)	(131,058)
Adjusted working capital	$367,483	$337,209